Exhibit (a)(1)(ii)

MULTIBAND CORPORATION

ELECTION TO TENDER ELIGIBLE OPTIONS PURSUANT TO
THE OFFER TO PURCHASE DATED JULY 31, 2013

To: MULTIBAND CORPORATION

I have received the Offer to Purchase for Cash Outstanding Options to Purchase Shares of Common Stock of Multiband Corporation dated July 31, 2013 (the “Offer to Purchase”) and this Election to Tender Eligible Options (the “election form” which, together with the Offer to Purchase, as they may be amended from time to time, constitutes the “offer”). All terms used in this election form but not defined shall have the meaning ascribed to them in the Offer to Purchase.

I understand, acknowledge and agree with Multiband that:

•	Subject to the terms and conditions of the offer, I may tender all but not less than all of my eligible options to Multiband Corporation (“Multiband”) for a cash payment (without interest and minus any applicable tax withholding) described in the Offer to Purchase before the expiration of the offer at 5:00 p.m., Central time, on August 29, 2013, as the same may be extended pursuant to the terms of the offer.

•	Multiband is making this offer in connection with the merger described in the offer to purchase. Multiband agreed in the merger agreement to use its commercially reasonable efforts to provide that all options will be cancelled and converted into the right to receive a cash option payment. Because the Multiband 1999 Stock Compensation Plan does not allow for this treatment in the context of a merger, Multiband determined to obtain consents to cancelling the options in exchange for a cash payment through the offer. I understand that by signing below and tendering my eligible options in the offer, I will have been deemed to have consented to an amendment to my eligible options to permit the cancellation of my eligible options in exchange for the applicable cash option payment.

•	Multiband’s acceptance of the eligible options that I have validly tendered pursuant to the offer will constitute a binding agreement between Multiband and me upon the terms and subject to the conditions of the offer. Upon the completion of the offer, the eligible options that I have validly tendered pursuant to the offer will be cancelled, and following the completion of the offer, I will have no right to exercise my eligible options to purchase shares of Multiband common stock under the terms and conditions of such eligible options but I will be entitled to prompt payment of the applicable option payment pursuant to the offer.

•	Under the circumstances set forth in the offer to purchase and subject to applicable law, Multiband may terminate, amend or extend the offer.

•	Promptly following the completion of the offer, a cash payment will be made to me for my properly tendered eligible options other than those options that have:

○	expired before the expiration of this offer;

○	been validly withdrawn from this offer by me; or

○	been exercised by me before the expiration of this offer.

•	I have certain rights pursuant to the terms and conditions of the offer to withdraw any eligible options that I tender before the expiration of this offer, and I have the right to exercise any of my eligible options before the expiration of the offer even if I have already tendered them in the offer.

•	I will not receive any payment pursuant to this offer for any eligible option that I hold that expires by its terms before expiration of this offer. Because of the possibility that Multiband may choose to extend the expiration date of the offer, it is not possible to determine with any certainty when the offer will expire. I understand that Multiband may extend the expiration date of the offer so that the offer and the merger can be completed on or about the same date. Accordingly, I understand that it is my responsibility to decide whether to exercise any of my eligible options before they expire.

•	The purchase price in connection with the tender of my eligible options will represent ordinary compensation income, and the amount of the cash payment actually delivered to me will reflect required tax withholdings by Multiband.

•	Multiband has advised me to consult with my own advisors as to the consequences of participating or not participating in the offer.

•	All authority herein conferred or agreed to be conferred shall not be affected by, and shall survive, my death or incapacity, and all of my obligations hereunder shall be binding upon my heirs, personal representatives, successors and assigns.

•	Effective as of the time Multiband accepts my tendered eligible options, after the expiration date, I shall have no right, title or interest in or to the eligible options that I have tendered, and from and after such time, such tendered eligible options will automatically become null and void and of no further force or effect, with my only right being to receive the applicable option payment in exchange for such options on the terms set forth in the offer.

•	I do not have to deliver any of my option agreements.

I understand that if I wish to tender any or all of my eligible options, I must sign, date and return page 4 of this election form personally or by mail, facsimile or email (PDF) no later than the expiration date of the offer, to:

Multiband Corporation

5605 Green Circle Drive

Minnetonka, Minnesota

Attention: Steven M. Bell

Telephone: (763) 504-3000

Facsimile: (763) 504-3141

Steve.Bell@MultibandUSA.com

Please direct any questions or requests for assistance, as well as requests for additional copies of the Offer to Purchase or this election form, to Steven M. Bell at the above address and telephone number. The method by which you deliver any required document is at your option and risk, and the delivery will be made only when it is actually received by Multiband at the above address or to the above facsimile number or email. If you elect to deliver your documents by mail, we recommend that you use registered mail with return receipt requested. In all cases, you should allow sufficient time to ensure timely delivery before the expiration date.

ELECTION TO TENDER ELIGIBLE OPTIONS
BY

Name of Employee

According to the records of Multiband, the following eligible option grants have been made to you and remain outstanding in the amounts indicated. If you have any questions regarding the grants listed below or the amount of eligible options outstanding, please contact Steven M. Bell, General Counsel and Chief Financial Officer of Multiband, at (763) 504-3000.

If you elect to participate in this offer, all of your eligible options will be tendered pursuant to the offer. You are not permitted to tender only some of your options and retain others.

You will receive a cash payment only for eligible options that have not expired before the expiration of the offer. See “The Offer – Acceptance of and Payment for the Eligible Options.”

Option Date	Option Exercise Price Per Share	Eligible Options Outstanding (1)	Cash Payment Per Share Subject to Eligible Options(2)(3)

Total Cash Payment: $________, without interest and before any applicable tax withholding.

(1)	Represents the number of eligible options that are outstanding.
(2)	This cash payment will be made upon completion of the offer only if the eligible options have been tendered, have not been exercised, and have not expired before the expiration of the offer.
(3)	Consists, with respect to eligible options, of the number of shares of Multiband common stock subject to the eligible options multiplied by the greater of (a) the excess of $3.25 over the exercise price per share of the applicable eligible options, and (b) $0.50.

By signing and returning this election form, I represent and warrant to Multiband that:

•	I have full power and authority to tender the foregoing eligible options for purchase and cancellation and that, when and to the extent such eligible options are accepted by Multiband, such eligible options will be free and clear of all security interests, liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, other than pursuant to the applicable eligible option agreements, and such eligible options will not be subject to any adverse claims;

•	Upon request, I will execute and deliver any additional documents deemed by Multiband to be necessary or desirable to complete the purchase and cancellation of the eligible options that I am tendering; and

•	I have read and agree with the understandings and acknowledgments set forth on pages 1 and 2 of this election form.

The undersigned, intending to be legally bound, has executed this Election to Tender Eligible Options as of the date indicated below.

Date: ______________, 2013
Signature of Holder

Name of Holder Printed

This election form must be signed by the holder of the eligible options. Multiband will not accept any alternative, conditional or contingent elections.

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